Exhibit 99.1

BERKSHIRE HATHAWAY INC.

NEWS RELEASE

FOR IMMEDIATE RELEASE	February 23, 2019

Omaha, NE (BRK.A; BRK.B) –

Berkshire’s operating results for the fourth quarter and full year of 2018 and 2017 are summarized in the following paragraphs. However, we urge investors and reporters to read our 2018 Annual Report, which has been posted at www.berkshirehathaway.com. The limited information that follows in this press release is not adequate for making an informed investment judgment.

Earnings of Berkshire Hathaway Inc. and its consolidated subsidiaries for the fourth quarter and full year of 2018 and 2017 are summarized below. Earnings are stated on an after-tax basis. (Dollar amounts are in millions, except for per share amounts).

	Fourth Quarter		Full Year
	2018	2017	2018	2017

Net earnings (loss) attributable to Berkshire shareholders	$(25,392)	$32,551	$ 4,021	$44,940
Net earnings (loss) includes:
Investment and derivative gains (losses) –
Investments (1)	$(27,613)	$ 97	$(17,500)	$ 910
Derivatives	(476)	10	(237)	467
Impairment of intangible assets (2)	(3,023)	–	(3,023)	–
Earnings impact from the enactment of the 2017 Tax Act (3)	–	29,106	–	29,106
Operating earnings	5,720	3,338	24,781	14,457

Net earnings (loss) attributable to Berkshire shareholders	$(25,392)	$32,551	$ 4,021	$44,940

Net earnings per average equivalent Class A Share	$(15,467)	$19,790	$ 2,446	$27,326
Net earnings per average equivalent Class B Share	$ (10.31)	$ 13.19	$ 1.63	$ 18.22
Average equivalent Class A shares outstanding	1,641,648	1,644,796	1,643,795	1,644,615
Average equivalent Class B shares outstanding	2,462,471,575	2,467,194,503	2,465,692,368	2,466,923,163

(1)

In 2018, due to a change in Generally Accepted Accounting Principles (“GAAP”), we are now required to include the changes in unrealized gains/losses of our equity security investments as a component of investment gains/losses in our earnings statements. In the table above, investment gains (losses) in 2018 include losses of approximately $28.5 billion in the fourth quarter and approximately $20.6 billion for the full year of 2018 from a reduction in the amount of unrealized gains that existed in our equity security investment holdings and are net of taxable gains on sales of investments of approximately $460 million in the fourth quarter and approximately $2.8 billion for the full year. In 2017 and in prior years, while changes in unrealized gains/losses were reflected in our shareholders’ equity, they were not included in our earnings statements. Accordingly, the following statement, which has been included in each of Berkshire’s earnings releases for many years, along with an additional comment (additional comment underlined) is even more important when analyzing Berkshire’s periodic results. The amount of investment gains/losses in any given quarter is usually meaningless and delivers figures for net earnings per share that can be misleading to investors who have little or no knowledge of accounting rules.

(2)	Attributable primarily to Berkshire’s equity interest in Kraft Heinz.

(3)

Attributable to a one-time net benefit from the enactment of the Tax Cuts and Jobs Act on December 22, 2017. The benefit primarily derives from a reduction of net deferred income tax liabilities that arose as a result of the reduction in the U.S. corporate income tax rate from 35% to 21%.

An analysis of Berkshire’s operating earnings follows (dollar amounts are in millions).

	Fourth Quarter		Full Year
	2018	2017	2018	2017

Insurance-underwriting	$(225)	$(491)	$1,566	$(2,219)
Insurance-investment income	1,161	970	4,554	3,887
Railroad, utilities and energy	1,736	1,213	7,840	5,992
Other businesses	2,339	1,821	9,364	7,282
Other	709	(175)	1,457	(485)

Operating earnings	$5,720	$3,338	$24,781	$14,457

At December 31, 2018, our book value per Class A equivalent share was $212,503. Insurance float (the net liabilities we assume under insurance contracts) was approximately $123 billion at December 31, 2018, an increase of $8 billion since yearend 2017.

Use of Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures. The reconciliations of such measures to the most comparable GAAP figures in accordance with Regulation G are included herein.

Berkshire presents its results in the way it believes will be most meaningful and useful, as well as most transparent, to the investing public and others who use Berkshire’s financial information. That presentation includes the use of certain non-GAAP financial measures. In addition to the GAAP presentations of net earnings, Berkshire shows operating earnings defined as net earnings exclusive of investment and derivative gains/losses.

Although the investment of insurance and reinsurance premiums to generate investment income and investment gains or losses is an integral part of Berkshire’s operations, the generation of investment gains or losses is independent of the insurance underwriting process. Moreover, as previously described, under applicable GAAP accounting requirements, we are now required to include the changes in unrealized gains/losses of our equity security investments as a component of investment gains/losses in our periodic earnings statements. In sum, investment gains/losses for any particular period are not indicative of quarterly business performance.

About Berkshire

Berkshire Hathaway and its subsidiaries engage in diverse business activities including insurance and reinsurance, utilities and energy, freight rail transportation, manufacturing, retailing and services. Common stock of the company is listed on the New York Stock Exchange, trading symbols BRK.A and BRK.B.

Cautionary Statement

Certain statements contained in this press release are “forward looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guaranties of future performance and actual results may differ materially from those forecasted.

— END —

Contact

Marc D. Hamburg

402-346-1400